Exhibit 32-16

Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code

The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Delmarva Power & Light Company for the quarterly period ended September 30, 2016, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Delmarva Power & Light Company.

/S/ DONNA J. KINZEL
Donna J. Kinzel
Senior Vice President, Chief Financial Officer and Treasurer

Date: October 26, 2016